Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
     We hereby consent to the incorporation by reference to information from our reports dated January 29, 2007 and July 18, 2007, on the evaluation of the oil and gas reserves attributable to the interests of Parallel Petroleum Corporation (the “Company”) in certain oil and gas properties as of December 31, 2006 and June 30, 2007, respectively, into the Company’s Current Report on Form 8-K and to the references to us in such report.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
/s/ Robert Ravnaas

Bob Ravnaas, P.E. Executive Vice President

December 3, 2007